Pricing Supplement No. 2020—USNCH5728 to Product Supplement No. EA-02-08 dated February 15, 2019,

Underlying Supplement No. 8 dated February 21, 2019, Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated October 20, 2020

Citigroup Global Markets Holdings Inc. $2,000,000 Capped Buffer In-GEARS

Linked to the S&P 500® Index Due September 10, 2025

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Capped Buffer In-GEARS offered by this pricing supplement (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of the S&P 500® Index (the “underlying”) from the initial underlying level to the final underlying level. The initial underlying level will be the arithmetic average of the closing level of the underlying on each trading day during the initial valuation period, and the final underlying level will be the arithmetic average of the closing level of the underlying on each trading day during the final valuation period.

•	If the underlying return is greater than or equal to 53.00%, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the maximum gain of 74.50%.

•	If the underlying return is greater than or equal to 23.00% and less than 53.00%, the issuer will repay the stated principal amount of the securities at maturity and pay a return on the stated principal amount equal to (i) 29.4% plus (ii) (a) the underlying return minus 23.00% multiplied by (ii) the upper upside gearing of 1.5033.

•	If the underlying return is greater than or equal to -7.00% and less than 23.00%, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to (i) the underlying return minus -7.00% multiplied by (ii) the lower upside gearing of 0.98.

•	If the underlying return is greater than or equal to -12.00% and less than -7.00%, the issuer will repay the stated principal amount of the securities at maturity.

•	If the underlying return is greater than or equal to -32.00% and less than -12.00%, the issuer will pay you less than the stated principal amount of the securities at maturity. In this case, you will be exposed to the downside performance of the underlying beyond the threshold percentage at a rate greater than 1-for-1. Specifically, you will be exposed to a decrease of 1.60% in your initial investment for each 1% decline in the level of the underlying in excess of the threshold percentage from initial underlying level to the final underlying level, up to a 32% loss of your investment.

•	If the underlying return is less than -32.00%, the issuer will pay you less than the stated principal amount of the securities at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the level of the underlying. In this case, you will have full downside exposure to the underlying from the initial underlying level to the final underlying level, and could lose all of your initial investment.

Investing in the securities involves significant risks. You will not receive coupon payments during the term of the securities. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the underlying. The contingent repayment of the stated principal amount applies only if you hold the securities to maturity. Any payment on the securities, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features	Key Dates

❑ Enhanced Growth Potential Subject to Maximum Gain — If the underlying return is greater than -7.00%, the issuer will repay the stated principal amount of the securities at maturity and pay a return based on the excess of the underlying return over -7.00%, subject to the maximum gain.

❑ Downside Exposure — If the underlying return is less than or equal to -7.00% but greater than or equal to -12.00%, the issuer will repay the stated principal amount of the securities at maturity. However, if the underlying return is less than -12.00%, the issuer will pay you less than the stated principal amount of the securities at maturity. The contingent repayment of the stated principal amount applies only if you hold the securities to maturity. You might lose some or all of your initial investment. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Initial valuation period	October 16, 2020 through January 15, 2021 (inclusive)
Trade date	October 20, 2020
Settlement date[1]	October 23, 2020
Final valuation period	June 9, 2025 through the final valuation date (inclusive)
Final valuation date[2]	September 5, 2025
Maturity date	September 10, 2025

[1]	See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
[2]	See page PS-4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL AMOUNT OF YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Capped Buffer In-GEARS Linked to the S&P 500® Index. Any return at maturity will be determined by the performance of the underlying. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 securities at the issue price described below.

Underlying	Upper Upside Gearing	Lower Upside Gearing	Downside Gearing	Downside Threshold	Threshold Percentage	CUSIP / ISIN
S&P 500® Index (Ticker: SPX)	1.5033	0.98	1.60	88.00%	12.00%	17328L458 / US17328L4582

See “Additional Terms Specific to the Securities” in this pricing supplement. The securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$10.00	$0.075	$9.925
Total	$2,000,000.00	$15,000.00	$1,985,000.00
(1)	On the date of this pricing supplement, the estimated value of the securities is $9.550 per security, which is less than the issue price. The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)	The underwriting discount is $0.075 per security. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $9.925 per security. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities for $9.925 per security. UBS will receive an underwriting discount of $0.075 per security for each security it sells in this offering. UBS proposes to offer the securities to the public at a price of $10.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-08 dated February 15, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002039/dp102379_424b2-psea0208par.htm

♦	Underlying Supplement No. 8 dated February 21, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002215/dp102549_424b2-us8.htm

♦	Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “securities” refers to the Capped Buffer In-GEARS Linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the securities.

Prospectus. The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-5 of this pricing supplement, “The S&P 500® Index” beginning on page PS-12 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement and “Equity Index Descriptions—The S&P U.S. Indices” beginning on page US-111 of the accompanying underlying supplement.

The securities may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or some of your initial investment and are willing to make an investment that may have similar downside market risk as an investment in the underlying or in the stocks included in the underlying.

♦	You believe that the underlying return will be greater than -7.00% and are willing to give up any appreciation in excess of the maximum gain.

♦	You understand and are willing to accept that the initial underlying level and final underlying level will be determined based on the closing level on each trading day during the initial valuation period and final valuation period, respectively.

♦	You can tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦	You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlying for the term of the securities.

♦	You understand and accept the risks associated with the underlying.

♦	You are willing and able to hold the securities to maturity, and accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

The securities may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate a loss of all or some of your initial investment and are willing to make an investment that may have similar downside market risk as an investment in the underlying or in the stocks included in the underlying.

♦	You believe that the underlying return is likely to be less than -7.00% or you believe the underlying will appreciate over the term of the securities by more than the maximum gain.

♦	You do not understand or are unwilling to accept that the initial underlying level and final underlying level will be determined based on the closing level on each trading day during the initial valuation period and final valuation period, respectively.

♦	You cannot tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlying for the term of the securities.

♦	You do not understand or accept the risks associated with the underlying.

♦	You are unwilling or unable to hold the securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$10.00 per security
Term	Approximately 59 months
Trade date	October 20, 2020
Settlement date	October 23, 2020. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1]	September 5, 2025
Maturity date	September 10, 2025
Underlying	S&P 500® Index (Ticker: SPX)
Maximum gain	74.50%
Upper upside gearing	1.5033
Lower upside gearing	0.98
Downside threshold	88.00% of the initial underlying level, as set forth on the cover hereof.
Downside gearing	1.60
Threshold percentage	12.00%
Payment at maturity (per $10.00 stated principal amount of securities)

If the underlying return is greater than or equal to 53.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the maximum gain, calculated as follows:

$10.00 + ($10.00 × maximum gain)

If the underlying return is greater than or equal to 23.00% and less than 53.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$10.00 + $2.94 + [$10.00 × upper upside gearing × (the underlying return minus 23.00%)]

If the underlying return is greater than or equal to -7.00% and less than 23.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$10.00 + [$10.00 × lower upside gearing × (the underlying return minus -7.00%)]

If the underlying return is greater than or equal to
-12.00% and less than -7.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment of $10.00 per $10.00 stated principal amount of securities.

If the underlying return is greater than or equal to -32.00% and less than -12.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than your stated principal amount, resulting in a loss of approximately 1.60% for each 1% decline in the underlying in excess of the threshold percentage from the initial underlying level to the final underlying level. Accordingly, the payment at maturity per security would be calculated as follows:

$10.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)]

If the underlying return is less than -32.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than the full stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the level of the underlying, calculated as follows:

$10.00 × (1 + underlying return)

In this scenario, you will be exposed to the full negative underlying return, and you will lose a substantial portion or all of the stated principal amount in an amount proportionate to the percentage decline in the underlying.

Underlying return	final underlying level – initial underlying level initial underlying level
Initial underlying	The arithmetic average of the closing level of the underlying on

level	each trading day during the initial valuation period
Final underlying level	The arithmetic average of the closing level of the underlying on each trading day during the final valuation period
Initial valuation period[1]	Each trading day from and including October 16, 2020 through and including January 15, 2021
Final valuation period[1]	Each trading day from and including June 9, 2025 through and including the final valuation date
Trading day	A scheduled trading day on which a market disruption event has not occurred with respect to the underlying.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade date:	The terms of the securities, other than the initial underlying level, are set.

Initial valuation period:	The closing level of the underlying is observed on each trading day during the initial valuation period and the initial underlying level is determined.

Final valuation period:	The closing level of the underlying is observed on each trading day during the final valuation period and the final underlying level is determined.

Maturity date:

If the underlying return is greater than or equal to 53.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the maximum gain, calculated as follows:

$10.00 + ($10.00 × maximum gain)

If the underlying return is greater than or equal to 23.00% and less than 53.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$10.00 + $2.94 + [$10.00 × upper upside gearing × (the underlying return minus 23.00%)]

If the underlying return is greater than or equal to -7.00% and less than 23.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$10.00 + [$10.00 × lower upside gearing × (the underlying return minus -7.00%)]

If the underlying return is greater than or equal to -12.00% and less than -7.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment of $10.00 per $10.00 stated principal amount of securities.

If the underlying return is greater than or equal to -32.00% and less than -12.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than your stated principal amount, resulting in a loss of approximately 1.60% for each 1% decline in the underlying in excess of the threshold percentage from the initial underlying level to the final underlying level. Accordingly, the payment at maturity per security would be calculated as follows:

$10.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)]

If the underlying return is less than -32.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than the full stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the level of the underlying, calculated as follows:

$10.00 × (1 + underlying return)

In this scenario, you will be exposed to the full negative underlying return, and you will lose a substantial portion or all of the stated principal amount in an amount proportionate to the percentage decline in the underlying.

[1]	Notwithstanding anything to the contrary under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement, the final valuation date will not be postponed under any circumstances.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. Instead, your return on the securities is linked to the performance of the underlying and will depend on whether, and the extent to which, the underlying return is positive or negative. If the final underlying level is less than the downside threshold, you will be exposed on a leveraged basis to the decline in level of the underlying below the downside threshold. You should understand that any depreciation of the underlying beyond the threshold percentage will result in a loss of more than 1% of your initial investment for each 1% by which the depreciation exceeds the threshold percentage, resulting in a loss of up to 32.00% of the stated amount of the securities. If the final underlying level is less than 68.00% of the initial underlying level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying level is less than the initial underlying level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment in the securities.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

♦	The appreciation potential of the securities is limited by the maximum gain — Your potential total return on the securities at maturity is limited by the maximum gain. As a result, the return on an investment in the securities may be less than the return on a hypothetical direct investment in the underlying. In addition, if the underlying return is greater than 53.00%, the maximum gain will reduce the effect of the upper upside gearing.

♦	Investing in the securities is not equivalent to investing in the underlying or the stocks that constitute the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the stocks that constitute the underlying. As of October 20, 2020, the average dividend yield of the underlying was approximately 1.744% per year. While it is impossible to know the future dividend yield of the underlying, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 8.52% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the underlying or in another investment linked to the underlying that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. You should understand that the underlying is not a total return index, which means that it does not reflect dividends paid on the stocks included in the underlying. Therefore, the return on your securities will not reflect any reinvestment of dividends.

♦     The initial underlying level, final underlying level and, consequently the payment at maturity, will be based on averaging over valuation periods — Because your payment at maturity is based on the initial underlying level and final underlying level, which are the arithmetic average of the closing levels of the underlying on each trading day during the initial valuation period and final valuation period, respectively, your return on the securities may be lower than the percentage change in the level of the underlying from the trade date to the final valuation date, and could be negative even if the underlying remained flat or appreciated over the term of the securities. Additionally, the secondary market value of the securities, if such a market exists, will be impacted by the closing level of the underlying on any previous trading day during the final valuation period, in that those levels will impact the amount payable at maturity.

♦     The initial underlying level will not be determined until the end of the initial valuation period — Because the initial underlying level will be the arithmetic average of the closing levels of the underlying on each trading day during the initial valuation period, the initial underlying level will not be determined until the end of the initial valuation period. The initial valuation period is each trading day during the period specified herein. Accordingly, you will not know the initial underlying level of the underlying for a significant period of time after the trade date. In addition, if the closing level of the underlying increases on any day during the initial valuation period (relative to the closing level on the trade date), the initial underlying level may be higher than if it had been set on the trade date. Under these circumstances, the level above which the final underlying level must reach in order for you to receive a positive return on the securities will be higher than if the initial underlying level were the closing level of the underlying on the trade date.

♦	The probability that the final underlying level will be less than the downside threshold will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the securities and the final underlying level will be less than the downside threshold. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the final underlying level will be less than the downside threshold and that you will incur a significant loss on your investment in the securities. The terms of the securities are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the securities, the value of the securities may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the securities may prove to be riskier than expected on the trade date.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the stocks that constitute the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of the securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying, and a number of other factors, including the price and volatility of the stocks that constitute the underlying, dividend yields on the stocks that constitute the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the potential application of the upper upside gearing or lower upside gearing, only applies if you hold the securities to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	Our offering of the securities is not a recommendation of the underlying — The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the underlying or in instruments related to the underlying or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the level of the underlying in a way that has a negative impact on your interests as a holder of the securities.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the level of the underlying and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the level of the underlying and may have a negative impact on your interests as a holder of the securities. Investors should make their own independent investigation of the merits of investing in the securities and the underlying to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the securities — We have hedged our exposure under the securities through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks included in the underlying and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the underlying and reduce the return on your investment in the securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — If certain events occur, such as market disruption events or the discontinuance of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	determining the level of the underlying if the level of the underlying is not otherwise available; and

♦	selecting a successor underlying or performing an alternative calculation of the level of the underlying if the underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

♦	Adjustments to the underlying may affect the value of your securities — S&P Dow Jones Indices LLC (the “underlying publisher”) may add, delete or substitute the stocks that constitute the underlying or make other methodological changes that could affect the level of the underlying. The underlying publisher may discontinue or suspend calculation or publication of the underlying at any time without regard to your interests as holders of the securities.

♦	The U.S. federal tax consequences of an investment in the securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical underlying returns.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying or the stocks that constitute the underlying” above.

The Underlying
The Securities
Payment at Maturity per Security
$20.00
$18.00
$17.45
$16.00
$14.00
$12.94
$12.00
$10.00
$8.00
$6.80
$6.00
$4.00
$2.00
$0.00
-7%
-32%
-12%
8%
23%
53%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 stated principal amount of securities for a hypothetical range of performances for the underlying from -100.00% to +100.00% and assume an initial underlying level of 3,500.00, an upper upside gearing of 1.5033, a lower upside gearing of 0.98, a downside threshold of 88.00% and a downside gearing of 1.60. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The actual payment at maturity will be determined based on the final underlying level. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis and do not reflect the actual terms of the securities, which are provided on the cover page of this pricing supplement.

Final Underlying Level	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity(1)
7,000.00	100.00%	$17.450	74.50%
6,650.00	90.00%	$17.450	74.50%
6,300.00	80.00%	$17.450	74.50%
5,950.00	70.00%	$17.450	74.50%
5,600.00	60.00%	$17.450	74.50%
5,355.00	53.00%	$17.450	74.50%
5,250.00	50.00%	$16.999	69.99%

4,900.00	40.00%	$15.496	54.96%
4,550.00	30.00%	$13.992	39.92%
4,305.00	23.00%	$12.940	29.40%
4,200.00	20.00%	$12.646	26.46%
3,850.00	10.00%	$11.666	16.66%
3,780.00	8.00%	$11.470	14.70%
3,500.00	0.00%	$10.686	6.86%
3,465.00	-1.00%	$10.588	5.88%
3,430.00	-2.00%	$10.490	4.90%
3,325.00	-5.00%	$10.196	1.96%
3,255.35	-6.99%	$10.001	0.01%
3,255.00	-7.00%	$10.000	0.00%
3,150.00	-10.00%	$10.000	0.00%
3,080.00	-12.00%	$10.000	0.00%
3,079.65	-12.01%	$9.998	-0.02%
2,975.00	-15.00%	$9.520	-4.80%
2,800.00	-20.00%	$8.720	-12.80%
2,450.00	-30.00%	$7.120	-28.80%
2,380.00	-32.00%	$6.800	-32.00%
2,100.00	-40.00%	$6.000	-40.00%
1,750.00	-50.00%	$5.000	-50.00%
1,400.00	-60.00%	$4.000	-60.00%
1,050.00	-70.00%	$3.000	-70.00%
700.00	-80.00%	$2.000	-80.00%
350.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

(1) The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Example 1 — The final underlying level of 6,300.00 is greater than its initial underlying level of 3,500.00, resulting in an underlying return of 80.00%. Because the underlying return of 80.00% is greater than 53.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 74.50%, resulting in a payment at maturity of $17.45 per $10.00 stated principal amount of securities (a total return at maturity of 74.50%*), calculated as follows:

$10.00 + ($10.00 × maximum gain)
= $10.00 + ($10.00 × 74.50)
= $10.00 + $7.45
= $17.45

In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying.

Example 2 — The final underlying level of 4,550.00 is greater than the initial underlying level of 3,500.00, resulting in an underlying return of 30.00%. Because the underlying return of 30.00% is greater than 23%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 39.92%, resulting in a payment at maturity of $13.992 per $10.00 stated principal amount of securities (a total return at maturity of 39.92%*), calculated as follows:

$10.00 + $2.94 + [$10.00 × upper upside gearing × (the underlying return minus 23.00%)]

= $10.00 + $2.94 + [$10.00 × 1.5033 × (7.00%)]

= $12.94 + $1.052

= $13.992

Example 3 — The final underlying level of 3,325.00 is less than the initial underlying level of 3,500.00, resulting in an underlying return of -5.00%. Because the underlying return of -5.00%% is greater than -7.00%, Citigroup Global Markets Holdings Inc.

would pay you the stated principal amount plus a return equal to 1.96%, resulting in a payment at maturity of $10.196 per $10.00 stated principal amount of securities (a total return at maturity of 1.96%*), calculated as follows:

$10.00 + [$10.00 × lower upside gearing × (the underlying return minus -7.00%)]

= $10.00 + [$10.00 × 0.98 × (2.00%)]

= $10.00 + $0.196

= $10.196

Example 4 — The final underlying level of 3,150.00 is less than the initial underlying level of 3,500.00, resulting in an underlying return of –10.00%. Because the underlying return of -10.00% is greater than -12.00% and less than -7.00%, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $10.00 per $10.00 stated principal amount of securities (a total return at maturity of 0.00%*).

Example 5 — The final underlying level of 2,975.00 is less than the initial underlying level of 3,500.00, resulting in an underlying return of -15.00%. Because the underlying return is less than -12.00% but greater than -32.00%, Citigroup Global Markets Holdings Inc. would pay you less than the full stated principal amount at maturity, resulting in a loss of 1.60% of the stated principal amount for every 1% by which the decline exceeds the downside threshold. In this example, you would receive a payment at maturity of $9.520 per $10.00 stated principal amount of securities (a total return at maturity of –4.80%*), calculated as follows:

$10.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)]

$10.00 + [$10.00 × 1.60 × (–15.00% + 12.00%)]

$10.00 + [$16.00 × –3.00%] = $9.520

Example 6 — The final underlying level of 1,050.00 is less than the initial underlying level of 3,500.00 (resulting in an underlying return of -70.00%) and less than -32.00%. Because the underlying return is less than -32.00%, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $3.00 per $10.00 stated principal amount of securities (a total return at maturity of -70.00%*), calculated as follows:

$10.00 × (1 + underlying return)

$10.00 × (1 + -70.00%) = $3.00

If the underlying return is less than -32.00%, you will be fully exposed to the negative underlying return, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the level of the underlying. Under these circumstances, you will lose a significant portion or all of the stated principal amount at maturity. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The “total return at maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

The S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 4, 2010 to October 20, 2020. The closing level of the S&P 500® Index on October 20, 2020 was 3,443.12. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes, subject to the discussion below under “Final Averaging Dates.” By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement and the discussion below under “Final Averaging Dates” the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

Final Averaging Dates. Because the payment at maturity is determined by reference to the value of the underlying on the final valuation dates, it is possible that the payment at maturity could become fixed, or subject to a minimum level that equals or exceeds the issue price, prior to the final valuation date (an “Early Fixing Event”).  Upon an Early Fixing Event, it is possible that a holder would be treated as exchanging each of its notes for instruments treated as debt for U.S. federal income tax purposes. If this treatment applied, a U.S. Holder might be required to recognize any gain on the notes, and the U.S. Holder’s tax consequences of holding the notes after the Early Fixing Event would likely be significantly affected. In particular, a U.S. Holder would likely be required to recognize ordinary interest income on the notes in advance of their retirement or earlier disposition, and any gain upon disposition thereafter would likely be treated as ordinary income. A Non-U.S. Holder might be required to fulfill certain certification requirements in order to avoid being subject to U.S. federal withholding tax in respect of the notes. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement. Notwithstanding the foregoing, we believe that it is more likely than not that such treatment will not apply and that you will instead recognize any gain at maturity or an earlier disposition of the notes as described in the bullet points above. You should consult your tax adviser regarding the consequences of an Early Fixing Event.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.075 for any security sold in this offering. UBS, as agent for sales of the securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities sold in this offering for $9.925 per security. UBS proposes to offer the securities to the public at a price of $10.00 per security. UBS will receive an underwriting discount of $0.075 for each security it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the securities is more than two business days after the trade date, investors who wish to sell the securities at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the underlying and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 3 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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